Exhibit 99.1

ContraFect Reports First Quarter 2019 Financial Results and

Provides Business Update

YONKERS, NY – May 10, 2019 — ContraFect Corporation (Nasdaq:CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents, comprised of lysins and amurins, a new modality in therapeutics for life-threatening, drug-resistant infectious diseases, today announced financial results for the first quarter ended March 31, 2019.

“The first quarter of 2019 was rich in important milestones and forward progress. In addition to announcing positive topline data for our Phase 2 trial of exebacase in January, we received almost $10 million in non-dilutive grant funding from the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator (CARB-X) during the quarter to further develop our novel amurin peptides and lysins as direct lytic agents (DLAs) against antibiotic-resistant Pseudomonas aeruginosa (P. aeruginosa) and other resistant Gram-negative pathogens, which are considered global threats to human health,” said Roger J. Pomerantz, MD, Chairman and Chief Executive Officer of ContraFect. “We recently announced additional positive data from further analysis of our Phase 2 trial of exebacase that supports the strong clinical response seen within the pre-specified methicillin-resistant Staphylococcus aureus (MRSA) patient population treated with exebacase. This is the first time that we, as an industry, have seen such a striking increase in clinical responder rates demonstrated in MRSA bloodstream infections, with a 42.8% improvement for exebacase-treated patients, as compared to standard-of-care (SOC) antibiotics alone. We look forward to announcing further exebacase data this year, as we plan for the Phase 3 trial.”

Recent Highlights

•

In April 2019, the Company presented new data from its Phase 2 clinical trial of exebacase for the treatment of Staphylococcus aureus (Staph aureus) bacteremia including endocarditis at the 29th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID). The oral presentation, titled “Exebacase (Lysin CF-301) Improved Clinical Responder Rates In MRSA Bacteremia Including Endocarditis Compared To Standard Of Care Antibiotics Alone In A First-in-Patient Phase 2 study,” reported new data demonstrating clinically meaningful increases in clinical responder rates in the pre-specified MRSA subgroup treated with exebacase, including a 22.9% higher responder rate at Day 7 and a 16.9% higher responder rate at Test of Cure, compared to MRSA patients treated with SOC alone.

•

The Company also presented new data at ECCMID from its early research pipeline directed at Gram-negative pathogens in an invited a “Pipeline Talk” on the Company’s direct lytic agents and an oral presentation on the ability of lysins targeting gram negative pathogens to re-sensitize carbapenem-resistant P. aeruginosa to imipenem.

•

In April 2019, the Company’s manuscript titled “The Antistaphylococcal Lysin, CF-301, Activates Key Host Factors in Human Blood to Potentiate Methicillin-Resistant Staphylococcus aureus Bacteriolysis” was published in the April edition of the peer-reviewed Antimicrobial Agents and Chemotherapy Journal of the American Society of Microbiology. The results demonstrated that the unique properties of exebacase enabled bactericidal potentiation of antimicrobial activity against MRSA. The results demonstrate the unique properties of exebacase, which activates dormant host defense factors in human blood, such as human lysozyme, to potentiate bactericidal power against MRSA.

•

In April 2019, the Company appointed Roger J. Pomerantz, MD, FACP as President, Chief Executive Officer and Chairman of the Board of ContraFect. Dr. Pomerantz had previously served as Vice Chairman of the Board. Dr. Pomerantz’s experience in leading the development of multiple anti-infective drugs to FDA approval will be invaluable as the Company moves exebacase toward its first Phase 3 clinical trial.

•

In March 2019, the Company participated in the inaugural Bacteriophage Therapy Summit in Boston, MA, where it presented a case study titled “The Pathway from Bench to Bedside: Lysin CF-301 (exebacase) – A Case Study” about its clinical path to positive results in a Phase 2 clinical study of exebacase, which is the first non-traditional antibacterial to progress to this stage of development.

•

In March 2019, the Company announced that the CARB-X awarded the Company up to $6.94 million in non-dilutive funding to accelerate the development of its newly discovered and proprietary class of amurin peptides as potential therapeutics to treat serious and potentially life-threatening infections, including those caused by antibiotic-resistant Gram-negative ESKAPE pathogens. The award commits initial funding up to $1.75 million with the potential to receive an additional $5.19 million from CARB-X contingent on reaching certain project milestones.

•

In February 2019, the Company gave an oral presentation, titled “Bacteriophage-Derived Lysins Engineered to Exert a Rapid and Potent Bactericidal Effect Against Pseudomonas aeruginosa,” at the 2019 Gordon Research Conference on Mechanisms and Application: Realizing the Potential of Antimicrobial Host Defense Peptides for Human and Veterinary Medicine in Lucca, Italy.

•

In January 2019, the Company announced that the CARB-X awarded the Company $2.3 million in additional non-dilutive funding over the course of the next two years. Funds will be used for the development of lysin therapeutics to treat serious, potentially life-threatening invasive infections caused by antibiotic-resistant P. aeruginosa, a virulent Gram-negative pathogen.

First Quarter 2019 Financial Results

•

Research and development expenses were $4.1 million for the first quarter of 2019 compared to $4.7 million in the comparable period in 2018. This decrease was primarily due to decreased spending on our Phase 2 clinical study of exebacase, as we completed long-term follow up in the current year period compared to the higher cost of active patient enrollment in the prior year period. This decrease was partially offset by an increase in expenditures on manufacturing in preparation for a Phase 3 study of exebacase.

•

General and administrative expenses were $2.3 million for the first quarter of 2019 compared to $2.2 million in the comparable period in 2018. This increase was primarily due to costs incurred for intellectual property and general corporate legal fees, which was partially offset by lower administrative headcount and related personnel costs.

•

Net income was $11.6 million, or $0.15 per share, for the first quarter of 2019 compared to a net loss of $19.1 million, or $0.26 per share, for the comparable period in 2018. Net income was due to a $30.0 million, or $0.38 per share, increase in other income in the current year period compared to the prior year period, directly relating to the non-cash gain from the change in fair value of our warrant liabilities.

•	As of March 31, 2019, ContraFect had cash, cash equivalents and marketable securities of $23.1 million compared to $30.5 million at December 31, 2018.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing differentiated biologic therapies for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin platform and through the use of other novel agents. Lysins are a new therapeutic class of bacteriophage-derived, recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. We believe that the properties of our lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and Pseudomonas aeruginosa (P. aeruginosa), which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. Our lead lysin candidate, exebacase is completing a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis and is the first lysin to enter clinical studies in the U.S.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding the Company’s ability to discover and develop direct lytic agents comprised of lysins and amurins for life-threatening, drug-resistant infectious diseases, whether those direct lytic agents are a new modality in therapeutics, whether the first quarter of 2019 was rich in important milestones and forward progress, statements made regarding CARB-X funding and the Company’s ability to further develop amurins and lysins against antibiotic resistant P. aeruginosa and other Gram-negative pathogens, whether the additional data from the Phase 2 study was positive and whether it supports the strong clinical response seen within the pre-specified MRSA patient population treated with exebacase, whether this is first time that the industry has seen such a striking increase in clinical responder rates demonstrated in MRSA bloodstream infections, whether the Company will announce further exebacase data this year as it plans for its Phase 3 trial, statements made regarding the presentation of new data, publications, the Company’s CEO, presentations and CARB-X, the Company’s balance sheets, statements of operations and financial results, the Company’s ability to address life threatening infections using its therapeutic product candidates from its lysin platform and through the use of other novel agents, whether lysins are a new therapeutic class of bacteriophage-derived, recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, and whether the properties of the Company’s lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$6,825,592	$8,320,317
Marketable securities	16,267,629	22,131,936
Prepaid expenses and other current assets	2,053,500	988,799

Total current assets	25,146,721	31,441,052
Property and equipment, net	1,243,285	1,076,099
Operating lease right-of-use assets	3,202,124	—
Other assets	355,420	355,420

Total assets	$29,947,550	$32,872,571

Liabilities and stockholders’ equity
Current liabilities	5,943,336	5,797,019
Warrant liabilities	2,982,034	20,781,663
Long-term portion of lease liabilities	3,465,348	—
Other liabilities	72,747	751,929

Total liabilities	12,463,465	27,330,611
Total stockholders’ equity	17,484,085	5,541,960

Total liabilities and stockholders’ equity	$29,947,550	$32,872,571

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended March 31,
	2019	2018
Operating expenses
Research and development	$4,107,140	$4,735,340
General and administrative	2,254,593	2,248,829

Total operating expenses	6,361,733	6,984,169

Loss from operations	(6,361,733)	(6,984,169)
Other income (expense):
Interest income	149,119	152,247
Change in fair value of warrant liabilities	17,799,629	(12,274,559)

Total other income (expense)	17,948,748	(12,122,312)

Net income (loss)	$11,587,015	$(19,106,481)

Per share information:
Net income (loss) per share of common stock, basic and diluted	$0.15	$(0.26)

Basic and diluted weighted average shares outstanding	79,409,556	73,656,534

The Company’s financial position as of March 31, 2019 and results of operations for the three months ended March 31, 2019 and 2018 have been extracted from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s financial position as of December 31, 2018 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Lauren Stival

Stern Investor Relations

Tel: 212-362-1200

Email: lauren.stival@sternir.com